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                                                                 EXHIBIT 99.1
[LOGO OF WEST TELESERVICES CORP]

FOR IMMEDIATE RELEASE
Contact:  Carol Padon, West TeleServices Corporation
          (800) 542-1000

             WEST TELESERVICES ANNOUNCES SECONDARY PUBLIC OFFERING
                              CO-CHAIRMAN RESIGNS

     Omaha, NE April 3, 2000 - West TeleServices Corporation (NASDAQ: WTSC or "West"), announced today the filing of a registration statement with the Securities and Exchange Commission relating to a proposed public offering of
4.5 million shares of common stock (5,175,000 shares of common stock if the overallotment option is exercised in full) to be sold principally by Troy Eaden, a major shareholder. West will not receive any proceeds from the sale of the Common Stock in the offering and the sale will not be dilutive to shareholders.

     Concurrent with the filing of this registration statement, Troy Eaden announced his resignation as Co-Chairman and as a member of the Board of Directors, effective April 3, 2000, to pursue other personal interests. Gary West will continue as Chairman of the Board.

     Troy Eaden said, "I am very proud of my association with West over the last 14 years and have greatly enjoyed working with all of the members of the team. It has truly been a pleasure to be part of such a highly professional and skilled organization."

     Gary West said, "Troy has been instrumental in the development of West through his expertise and strong leadership. On behalf of all the team members of West, I would like to thank Troy for his contribution to building the foundation of this organization and wish him well in his future endeavors."

     Goldman Sachs is lead book running manager. Credit Suisse First Boston is co-lead manager and Robert W. Baird is co-manager of the proposed offering. A preliminary prospectus relating to these securities may be obtained when available from these underwriters.
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     A registration statement relating to these securities has been filed with the Securities Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.


Statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties. Such risks and uncertainties include, but are not limited to: planned expansion of operating facilities; labor market conditions, mergers, acquisitions, or joint ventures, including their execution; customer concentrations, technological innovation; and general economic conditions. Further information regarding the factors that could cause actual results to differ from expected or projected results can be found in documents filed by the Company with the United States Securities and Exchange Commission.